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                      SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

          A.  Name:

                    Lincoln Life & Annuity Variable Annuity Account H

          B. Address of Principal Business Office (No. & Street, City, State, Zip Code):

                    120 Madison Street, Suite 1700
                    Syracuse, NY 13202-2802

          C.  Telephone Number (including area code):

                    1-888-223-1860

          D.  Name and Address of Agent for Service of Process:

                    Robert O. Sheppard, Esq.
                    Lincoln Life & Annuity Company of New York
                    120 Madison Street, Suite 1700
                    Syracuse, NY 13202-2802

              Copies to:

                    Jeremy Sachs, Esq.
                    Law Division - 7C-03
                    1300 South Clinton Street
                    Fort Wayne, IN 46802
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          E.  Check Appropriate Box:

              Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

              Yes   [X]        No   [_]

          Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Syracuse and State of New York on this 8th day of October, 1997.


                                             LINCOLN LIFE & ANNUITY VARIABLE
                                                    ANNUITY ACCOUNT H



                                             By: /s/ Philip L. Holstein
                                                 -------------------------------
                                                  Philip L. Holstein, President

Attest:

/s/ Robert O. Sheppard
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Assistant Vice President